Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-293342 and 333-271382) and Form S-8 (No. 333-293397, 333-284345 and 333-264207) of Direct Digital Holdings, Inc. (the Company) of our report dated March 31, 2026, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York
March 31, 2026